Lake Shore Bancorp, Inc. Reports First Quarter 2019 Earnings and Declares Dividend

DUNKIRK, N.Y.— April 25,  2019—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the first quarter of 2019.

2019 First Quarter Highlights:

•

Net interest income increased $206,000, or 4.8%, for the first quarter 2019 when compared to the first quarter 2018 primarily due to a $18.3 million, or 11.6%, increase in average commercial real estate loans during the three months ended March 31, 2019 as compared to the three months ended March 31, 2018;

•	Total assets at March 31, 2019 increased $8.8 million, or 1.6%, to $554.5 million when compared to December 31, 2018;
•

Loans receivable, net increased $8.6 million, or 2.2%, to $401.0 million at March 31, 2019 from $392.5 million at December 31, 2018 primarily due to organic commercial loan growth of $8.3 million, or 4.3%, during the first quarter of 2019;

•	Total deposits grew by $8.1 million, or 1.9%, to $440.5 million at March 31, 2019 when compared to December 31, 2018, primarily due to organic growth in time deposits; and
•	Dividends paid per share increased 20.0% to $0.12 per share for the three months ended March 31, 2019 as compared to $0.10 per share for the three months ended March 31, 2018.

Net income for first quarter 2019 was $898,000, or $0.15 per diluted share, as compared to first quarter 2018 net income of $936,000, or $0.15 per diluted share. First quarter 2019 net income reflected a $245,000 increase in non-interest expense, which was partially offset by a $206,000 increase in net interest income when compared to the first quarter of 2018.

“Organic loan growth continued throughout the first quarter of 2019, as we remain committed to developing customer centric relationships”, stated Daniel P. Reininga, President and Chief Executive Officer. “The growth of our loan portfolio is supported by our objective to maintain high credit quality standards and has resulted in continued improvement in our net interest income, which increased by 4.8% in the first quarter of 2019 as compared to the prior year quarter. We continue our focus on improving retail delivery platforms as well as investing in the growth of our commercial lending division, to meet the ongoing demands of the current Western New York lending environment.”

Net Interest Income

First quarter 2019 net interest income increased $206,000, or 4.8%, to $4.5 million compared to first quarter 2018.

Interest income for the first quarter of 2019 was $5.7 million, an increase of $554,000, or 10.8%, compared to first quarter 2018.  The increase was attributable to a $21.0 million, or 4.3%, increase in the average balance of interest-earning assets and a 27 basis points increase in the average yield on interest-earning assets. The increase in the average balance and average yield of interest-earning assets was primarily due to growth in commercial real estate and residential, one- to four-family real estate loans.

2019 first quarter interest expense was $1.1 million, an increase of $348,000, or 44.8%, from $776,000 for the 2018 first quarter. The increase was primarily due to a 46 and 42 basis points increase, respectively, in the average interest rate paid on time deposits and money market accounts as a result of an increase in short term interest rates since March 31, 2018.  The increase in interest paid on deposit accounts was also due to a $23.9 million increase in average deposits during the 2019 first quarter as compared to the 2018 first quarter.

Non-Interest Income

Non-interest income remained steady at $589,000 and $590,000, respectively, during the first quarter of 2019 and 2018. The 2019 first quarter had lower service charges and fees, other income and recoveries on previously impaired securities which were partially offset by an increase in earnings on bank owned life insurance and in unrealized gains on equity securities.

Non-Interest Expense

Non-interest expense was $4.0 million for the first quarter of 2019, an increase of $245,000, or 6.5%, compared to the same quarter in the prior year. The current year first quarter had higher expenses for salary and benefits, occupancy and equipment, data processing and professional services, which were partially offset by a decrease in other expenses.

Asset Quality

The provision for loan losses was $75,000 for the first quarter of 2019 and 2018.  Non-performing loans as a percent of total net loans at March 31, 2019 and December 31, 2018 was 0.84% and 0.82%, respectively. The Company’s allowance for loan losses as a percent of total net loans was 0.88% at March 31, 2019 and December 31, 2018.

Balance Sheet Summary

Total assets at March 31, 2019 were $554.5 million, an  $8.8 million, or 1.6%, increase as compared to $545.7 million at December 31, 2018. Loans receivable, net at March 31, 2019 were $401.0 million, an  $8.6 million, or 2.2%, increase as compared to $392.5 million at December 31, 2018. The increase in total loans was primarily due to an increase in commercial real estate and commercial construction loans, partially offset by a decrease in commercial business loans. Total deposits at March 31, 2019 were $440.5 million, an increase of $8.1 million, or 1.9%, compared to $432.5 million at December 31, 2018. The increase in deposits was primarily due to an increase in time deposits.

Stockholders’ equity at March 31, 2019 was $81.1 million as compared to $79.8 million at December 31, 2018.  The increase in stockholders’ equity was primarily attributed to year to date net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases.

Dividends Declared

The Company’s Board of Directors approved a $0.12 per share cash dividend on the Company’s common stock on April 24,  2019, payable on May 20,  2019, to shareholders of record as of May 6,  2019. Lake Shore, MHC, which holds 3,636,875 shares, or 60.7%, of the Company’s total outstanding stock as of April 24, 2019, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $15.31 on April 23,  2019, which implied a dividend yield for the Company’s common stock of 3.14%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2019	2018
	(Unaudited)
	(Dollars in thousands)

Total assets	$554,497	$545,708
Cash and cash equivalents	31,106	30,751
Securities available for sale	84,865	86,193
Loans receivable, net	401,047	392,471
Deposits	440,540	432,458
Long-term debt	24,650	24,650
Stockholders’ equity	81,062	79,804

Statements of Income
	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,662	$5,108
Interest expense	1,124	776
Net interest income	4,538	4,332
Provision for loan losses	75	75
Net interest income after provision for loan losses	4,463	4,257
Total non-interest income	589	590
Total non-interest expense	4,003	3,758
Income before income taxes	1,049	1,089
Income tax expense	151	153
Net income	$898	$936
Basic and diluted earnings per share	$0.15	$0.15
Dividends declared per share	$0.12	$0.10

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)

Return on average assets(1)	0.66%	0.72%
Return on average equity(1)	4.46%	4.76%
Average interest-earning assets to average interest-bearing liabilities	124.34%	125.87%
Interest rate spread	3.39%	3.42%
Net interest margin	3.60%	3.59%

(1) Annualized

	March 31,	December 31,
	2019	2018
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.84%	0.82%
Non-performing assets as a percent of total assets	0.74%	0.71%
Allowance for loan losses as a percent of total net loans	0.88%	0.88%
Allowance for loan losses as a percent of non-performing loans	104.09%	107.15%

	March 31,	December 31,
	2019	2018
	(Unaudited)

Share Information:
Common Stock, number of shares outstanding	6,002,550	6,004,664
Treasury Stock, number of shares held	825,191	823,077
Book value per share	$13.50	$13.29